November 1, 2017

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Manager, Communications	Vice President, Investor Relations	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports Third Quarter Earnings, Initiates 2018 Guidance

•	On track to deliver 2017 non-GAAP net operating earnings of $1.17 to $1.20 per share

•	Initiating 2018 non-GAAP net operating earnings guidance of $1.26 to $1.32 per share; 2018 capital investments projected at $1.7 to $1.8 billion

•	Financial results reflect disciplined execution of core utility infrastructure investment strategy

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, income from continuing operations for the three months ended September 30, 2017 of $14.0 million, or $0.04 per share, compared to $23.7 million, or $0.07 per share, for the same period of 2016. For the nine months ended September 30, 2017, income from continuing operations was $181.0 million, or $0.55 per share, compared to $239.3 million, or $0.74 per share, for the same period of 2016.
NiSource also reported net operating earnings (non-GAAP) of $23.3 million, or $0.07 per share, for the three months ended September 30, 2017, compared to $19.3 million, or $0.06 per share, for the same period of 2016. For the nine months ended September 30, 2017, net operating earnings (non-GAAP) were $287.2 million, or $0.88 per share, compared to $243.6 million, or $0.76 per share, for the same period of 2016.
Schedule 1 of this press release contains a reconciliation of non-GAAP measures to GAAP measures.
“Our teams continue delivering value for our customers, communities and investors through successful execution of our utility infrastructure investment programs," said NiSource President and CEO Joe Hamrock. "We continue to expect to deliver non-GAAP net operating earnings of $1.17 to $1.20 per share for 2017, and for 2018 we are initiating non-GAAP net operating earnings guidance of $1.26 to $1.32 per share. Consistent with the multi-year capital plan we previously announced, our 2017 capital program is on track for investments of $1.6 to $1.7 billion, and our 2018 capital investments are projected to be $1.7 to $1.8 billion."
NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.
Additional information for the quarter ended September 30, 2017 is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our third quarter 2017 earnings conference call scheduled for November 1, 2017 at 9:00 a.m. ET.

Third Quarter 2017 and Recent Business Highlights
NiSource continues to advance regulatory initiatives and customer programs in support of its ongoing infrastructure modernization, system safety and reliability enhancements, and customer growth investments.
Gas Distribution Operations

•
Northern Indiana Public Service Company (NIPSCO) filed a gas base rate case with the Indiana Utility Regulatory Commission (IURC) on September 27, 2017. The request, which seeks NIPSCO's first natural gas base rate increase in more than 25 years, supports continued investment in system upgrades, technology improvements and other measures to increase pipeline safety and system reliability. Inclusive of various tracker programs, the case seeks an annual revenue increase of $143.5 million. An order is expected in the second half of 2018.

•
Columbia Gas of Ohio filed a settlement agreement in its pending application for a five year extension of its Infrastructure Replacement Program on August 18, 2017. This well-established pipeline replacement program, which is currently authorized through December 31, 2017, covers replacement of priority mainline pipe and targeted customer service lines. An order by the Public Utilities Commission of Ohio is expected by the end of the year.

•
New rates went into effect on October 27, 2017 following approval of Columbia Gas of Maryland's base rate case settlement by the Maryland Public Service Commission. The settlement supports continued accelerated replacement of aging pipe as well as adoption of additional pipeline safety upgrades and increases annual revenue by $2.4 million.

•
NIPSCO continues to execute on its seven-year, $850 million gas infrastructure modernization program to further improve system reliability and safety. New rates under NIPSCO's semi-annual tracker update took effect July 1, 2017. The latest update, covering approximately $58 million of investments that were made in the first half of 2017, was filed on August 31, 2017. An order is expected in the fourth quarter of 2017.

•
Columbia Gas of Kentucky, Columbia Gas of Massachusetts, Columbia Gas of Maryland and Columbia Gas of Virginia each filed updates to their infrastructure tracker mechanisms. Together these filings cover about $160 million in utility capital investments.

Electric Operations

•
NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The IURC-approved program represents approximately $1.25 billion of electric infrastructure investments expected to be made through 2022. On October 31, 2017 the IURC approved NIPSCO's latest tracker update request, covering approximately $133 million in investments from May 2016 through April 2017.

•
A settlement in NIPSCO's November 2016 request to invest in environmental upgrades at its Michigan City Unit 12 and R.M. Schahfer Units 14 and 15 generating facilities remains pending before the IURC. On June 9, 2017, NIPSCO, along with the Indiana Office of Utility Consumer Counselor, the Citizens Action Coalition and a group of NIPSCO industrial customers submitted a settlement agreement seeking, among other things, approval and cost recovery for the Coal Combustion Residuals projects and moving Effluent Limitation Guidelines-related investments to a later proceeding. An IURC order is expected before the end of the year.

•	NIPSCO’s two major electric transmission projects remain on schedule with anticipated in-service dates in mid 2018. The 100-mile 345-kV and 65-mile 765-kV projects are designed to enhance region-wide system flexibility and reliability. Substation, line and tower construction continues for both projects.
Long-Term Earnings and Dividend Growth, Capital Investment Forecasts on Track

Consistent with plans outlined at its Investor Day in March 2017, NiSource expects to grow its net operating earnings per share (non-GAAP) and dividend at 5 to 7 percent each year through 2020. The company also continues to expect to invest $1.6 to $1.8 billion annually in its utility infrastructure programs through 2020. These program investments are part of NiSource's more than $30 billion of identified long-term investment opportunities.

With a robust investment strategy and a steady earnings and dividend growth projection, NiSource continues its commitment to maintaining investment grade credit ratings. Standard & Poor's rates NiSource at BBB+, Moody's at Baa2 and Fitch at BBB, all with stable outlooks. As of September 30, 2017, NiSource maintained $1.28 billion in net available liquidity, consisting of cash and available capacity under its credit facility.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index and was named by Forbes magazine as the top-rated utility among America's Best Large Employers in 2017. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include statements and expectations regarding NiSource’s business, performance, growth, commitments, investment opportunities, and planned, identified, infrastructure or utility investments. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; any damage to NiSource's reputation; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; potential incidents and other operating risks associated with our business; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; advances in technology; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc. and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Operating Earnings (Non-GAAP) to
Income from Continuing Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2017	2016	2017	2016
Net Operating Earnings (Non-GAAP)	$23.3	$19.3	$287.2	$243.6
Items Excluded from Operating Earnings:
Net Revenues:
Weather - compared to normal	(3.2)	7.4	(37.1)	(5.2)
Operating Expenses:
Plant retirement costs(1)	—	—	(1.5)	—
IT service provider transition costs(2)	(8.2)	—	(13.3)	—
Transaction costs(3)	—	(0.5)	—	(2.2)
Gain on sale of assets and impairments, net	—	0.1	0.1	0.4
Total items excluded from operating earnings	(11.4)	7.0	(51.8)	(7.0)
Other Income (Deductions):
Loss on early extinguishment of long-term debt	—	—	(111.5)	—
Income Taxes:
Tax effect of above items	2.1	(2.6)	57.1	2.7
Total items excluded from net operating earnings	(9.3)	4.4	(106.2)	(4.3)
GAAP Income from Continuing Operations	$14.0	$23.7	$181.0	$239.3
Basic Average Common Shares Outstanding	331.1	322.3	326.7	321.4
Non-GAAP Basic Net Operating Earnings Per Share	$0.07	$0.06	$0.88	$0.76
Items excluded from net operating earnings (after-tax)	(0.03)	0.01	(0.33)	(0.02)
GAAP Basic Earnings Per Share From Continuing Operations	$0.04	$0.07	$0.55	$0.74
(1) Represents employee severance costs incurred associated with the planned retirement of Units 7 and 8 at Bailly Generating Station.
(2) Represents contract termination costs and external legal and consulting costs associated with termination of the IBM IT services agreement and the transition to a new multi-vendor strategy for IT service delivery.
(3) Represents costs incurred associated with the separation of Columbia Pipeline Group, Inc.